Exhibit 99.1

Broadcom Announces $12 Billion Share Repurchase Authorization

SAN JOSE, Calif. – April 12, 2018 – Broadcom Inc. (NASDAQ: AVGO) (“Broadcom”) today announced its Board of Directors has authorized the repurchase by the Company of up to $12 billion of its common stock. The authorization is effective immediately until November 3, 2019, the end of Broadcom’s fiscal year 2019.

“The initiation of a stock repurchase program enhances our capital allocation strategy and provides us with a complementary tool to deliver value to our shareholders”, said Tom Krause, Broadcom’s Chief Financial Officer. “We are maintaining our policy of delivering 50% of trailing 12-month free cash flow to shareholders in the form of dividends while adding the ability to use the balance of our free cash flow not only for acquisitions but also for opportunistic buybacks”, continued Mr. Krause.

Share repurchases may be made through a variety of methods, including open market or privately negotiated transactions. The timing and number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. Broadcom’s capital return program does not obligate it to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended or discontinued at any time.

About Broadcom Inc.

Broadcom Inc. (NASDAQ:AVGO) is a leading designer, developer and global supplier of a broad range of digital and analog semiconductor connectivity solutions. Broadcom Inc.‘s extensive product portfolio serves four primary end markets: wired infrastructure, wireless communications, enterprise storage and industrial & other. Applications for our products in these end markets include: data center networking, home connectivity, set-top box, broadband access, telecommunications equipment, smartphones and base stations, data center servers and storage, factory automation, power generation and alternative energy systems, and electronic displays.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Broadcom’s plans and expectations with regard to its share repurchase and dividend program, and the benefits we may derive from the program. These statements are identified by words such as “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict”, “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Broadcom, as well as assumptions made by, and information currently available to, such management, regarding current business and market trends and conditions and involve risks and uncertainties, many of which are outside Broadcom’s and management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Broadcom’s filings with the Securities and Exchange Commission (“SEC”), which you may obtain without charge at the SEC’s website at http://www.sec.gov, discuss the important risk factors that may affect our business, results of operations and financial condition. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Ashish Saran

Broadcom Inc.

Investor Relations

408-433-8000

investor.relations@broadcom.com